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                                                                  EXHIBIT 99.1
TUESDAY JANUARY 23, 2001

INVERNESS MEDICAL TECHNOLOGY, INC. COMPLETES ACQUISITION OF INTEG INCORPORATED

WALTHAM, Mass., and ST. PAUL, Minn., Jan. 23 -- Inverness Medical Technology, Inc. announced today that it has completed its acquisition of Integ Incorporated and that Integ has been merged into a subsidiary of Inverness Medical Technology. The transaction, which was approved by Integ's shareholders earlier today, is structured as a tax-free reorganization and will be accounted for using the purchase method of accounting. Each share of Integ common stock will be exchanged for approximately .173856 of a share of Inverness common stock.

Inverness Medical Technology, Inc. develops, manufactures and markets innovative products focused primarily on diabetes self-management. The Company's proprietary glucose monitoring systems are marketed worldwide by LifeScan, a Johnson & Johnson company. Inverness also markets other diabetes products as well as a line of women's health products to consumers through its own established retail distribution networks including Wal-Mart, CVS and Walgreens. Inverness Medical Technology, Inc.'s manufacturing facilities are located in Inverness, Scotland; Galway, Ireland; and Yavne, Israel. European headquarters are located in Munich, Germany and U.S. headquarters are located in Waltham, Massachusetts.

For more information about Inverness Medical Technology, Inc., please visit our website at www.invernessmedical.com. Press releases are also available via fax by calling toll-free (888) 872-8769.

This press release contains forward-looking statements, including statements about the actual exchange ratio and the tax-free nature of the transaction. Actual results may materially differ due to numerous factors, including the risks and uncertainties described in Inverness Medical Technology's and Integ's reports filed with the Securities and Exchange Commission under the federal securities laws including without limitation those risks and uncertainties described under "Certain Factors Affecting Future Results" beginning on page 16 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 filed by Inverness on November 1, 2000 and "Risk Factors" beginning on page 17 of the Registration Statement on Form S-4 filed by Inverness on December 15, 2000.